                                                                    Exhibit 4.24

                 KROEZEN/VAN DE RIJT STRAATES & PARTNERS V.O.F.

                      ESTATE AGENTS IN COMMERCIAL PROPERTY

ACT Sigmex B.V.
Attn. Mr J.G.M. Veltman
Koningsschot 39
3900 AH VEENENDAAL

COPY

OUR REF.:       SUBJECT:                         DATE:
---------       --------                         -----
SZ\AW9303.10B   Culemborg office villa,          11 March 1993
                Landzichtweg/Weth. Schoutenweg

Dear Mr Veltman,

We hereby confirm, also on behalf of our client, that we reached consensus on 10 March 1993 on the letting, or leasing, of the above-mentioned property.

This lease is to be concluded on the following terms:

Lessor: Kroezen Vastgoed Exploitatie B.V., with its registered office in (postcode 4153 AG) Beesd at Dorpsplein 5, duly represented in this matter by S.E. Kroezen

Lessee: ACT Sigmex B.V., with its registered office in Veenendaal at Koningsschot 39, duly represented in this matter by J.G.M. Veltman

Property:               the real property, consisting of office space, which is
                        part of an office villa located on the parcel
                        Landzichtweg/corner Wethouder Schoutenstraat in
                        Culemborg, and indicated as block A on the attached
                        drawing, being the ground floor and the first storey,
                        with a total surface area of approx. 633 m(2).

Rent: NLG 195/ m(2), in words: one hundred ninety-five (Dutch) guilders, annually, plus the prevailing VAT, which implies a total rent of NLG 123,435 (in words: one hundred twenty-three thousand four hundred thirty-five guilders annually.

Service charges:        NLG 32.50/ m(2), in words: thirty-two guilders and fifty
                        cents, annually, plus the prevailing VAT. This is an
                        advance sum to be charged on the basis of subsequent
                        calculation. You will find a list of the service charges
                        as an annex.

continuation of AW9303.10B of 10 March, 1993

Indexation:             Annually, in accordance with the C.B.S. (Statistics
                        Netherlands) data, on the basis of the annual price
                        index figures of the family consumption series for
                        employees' families with a family income in 1985 (or the
                        most recent basis) below the wage limit for compulsory
                        health insurance (1985 = 100, or the most recent time
                        basis).

Commencement date
of the lease:           1 October 1993 or as much earlier as the building is
                        delivered.

Term of the lease:      five years

Notice period:          twelve months

Option period:          five years

Lease: in accordance with the model of the Real Estate Council of the Netherlands (R.O.Z.)

Bank guarantee:         in the amount of three month's rent with the
                        accompanying service charges, including the prevailing
                        VAT.

Special stipulations:   1.   The leased property will be delivered including:
                             floor covering, partitions with a surface area not
                             exceeding 60 per cent of the leased floor area,
                             therefore 380 m(2), modular ceiling with light
                             fittings, and further in accordance with the
                             general information, which is in your possession.

                        2. The parent company of the Lessee has provided a parent-company guarantee as a guarantee for payment of the rent.

Reservation:            This consensus was reached subject to the reservation
                        that the parent company of the Lessee in England
                        approves it. This approval must be given by 24 March
                        1993 at the latest. If approval has not been given on
                        this date, this consensus shall lapse.

Please find a copy of this consensus as an annex. We request you to sign this copy in evidence of your agreement and to return it immediately. As soon as the reservation is removed, we shall have the lease sent to you as soon as possible.

Trusting that we have represented the agreements correctly, we remain,

Yours faithfully,
(signature)                             for approval
                                        ACT Sigmex B.V.

-------------------------------------   J.G.M. Veltman
A.N. van de Water                       on
Van de Rijt Straates & Partners            -------------

Copy: Client
Annex.

SERVICE CHARGES

The services charges of the office villa include, for example the costs of:

     - service subscription, electricity consumption, fuel consumption, water consumption, measurement of consumption, operation, repairing failures, tests, etc., for:

     -    lifts

     -    air conditioning system

     -    central heating system

     -    pressure water system

     -    low-voltage system

     -    emergency power system

     -    fire alarm system

     -    bell system

     -    door opener

     -    fire extinguishers

     -    automatic sliding door system

     - common lighting, including the costs of fluorescent lighting fittings and bulbs;

     -    glass insurance of all windows

     - washing of glass and walls on the outside of the building, common areas, service areas and communal spaces, both inside and outside

     - costs of maintaining the garden and parking spaces on the building's own grounds

     -    cleaning costs of common areas

                             LEASE FOR OFFICE SPACE

              CULEMBORG, LANDZICHTWEG/CORNER WETHOUDER SCHOUTENWEG

                                TABLE OF CONTENTS

LEASE FOR BUSINESS PREMISES
   The undersigned                                                             1
   Article 1 - property, designated use                                        1
   Article 2 - conditions                                                      1
   Article 3 - duration, extension and termination                             2
   Article 4 - payment obligation, payment period                              2
   Article 5 - turnover tax                                                    3
   Article 6 - bank guarantee                                                  4
   Article 7 - supplies and services                                           4
   Article 8 - special stipulations                                            5
GENERAL CONDITIONS FOR LEASING OFFICE SPACE
   Article 1 - Leased Space                                                   II
   Article 2 - Purpose and use                                                II
   Use (I)
   Permits (II)
   Associations (II)
   Advertising (II)
   Apartments (III)
   Prohibitions and rules of procedure (III)
   Article 3 - Subletting                                                      V
   Article 4 - Rent increases                                                 VI
   Article 5 - End of the lease or use                                       VII
   Article 6 - Damage and/or loss                                           VIII
   Article 7 - Interim termination, default                                   IX
   Article 8 - Bank guarantee                                                  X
   Article 9 -  Maintenance                                                   XI
   Article 10 - Access of the Lessor                                         XII
   Article 11 - Costs of energy, and so forth                               XIII
   Article 12 - Costs                                                        XIV
   Article 13 - Payments                                                     XIV
   Article 14 - Taxes, charges, levies, premiums and so forth                XIV
   Article 15 - Severalty                                                     XV
   Article 16 - Late availability                                             XV
   Article 17 - Address for service                                          XVI

The undersigned:

KROEZEN VASTGOED EXPLOITATIE B.V.

with its registered office in (postcode 4153 AG) BEESD at Dorpsplein 5, duly represented in this matter by S.E. KROEZEN,

hereafter referred to as "LESSOR",

and

ACT SIGMEX B.V.,

with its registered office in (postcode 3900 AH) VEENENDAAL at KONINGSSCHOT 39, duly represented in this matter by J.G.M. VELTMAN,

hereafter referred to as "LESSEE",

agreed the following Lease on 11 MARCH 1993:

ARTICLE 1 - PROPERTY, DESIGNATED USE

1.1 This Lease relates to the property, hereafter referred to as "THE LEASED SPACE", known locally as CULEMBORG, LANDZICHTWEG/CORNER WETHOUDER SCHOUTENWEG, recorded in the land register under Municipality of CULEMBORG, SECTION N, PART OF NO. 158, PART OF NO. 159 and PART OF NO. 160, consisting of APPROX. 633 M(2) OF OFFICE SPACE ON THE GROUND FLOOR AND THE FIRST STOREY OF THE OFFICE VILLA, BLOCK A, and indicated in more detail on the drawing(s) and/or description(s) of the Leased Space certified by the parties and attached to this deed, which are sufficiently known to the parties.

1.2 The Lessee will use the Leased Space only as OFFICE SPACE AND PRECISION REPAIR SPACES.

ARTICLE 2 - CONDITIONS

2.1  The following form part of this Lease:

     A. the General Conditions, certified by the parties, which are attached to this Lease as an integral part thereof;

     B. the provisions of the deed of division of property, the accompanying regulations for the division of property and any internal regulations adopted, in so far as these provisions are applicable and if the Leased Space is part of a building or complex which has been divided into apartments.


Lessee's initials:
                   ------------------


Lessor's initials:
                   ------------------

2.2 The rules ensuing from paragraph 2.1 of this Lease will be applicable, except in so far as the provisions referred to below explicitly depart from them, or application to the Leased Space is not possible.

ARTICLE 3 - TERM, EXTENSION AND TERMINATION

3.1 This Lease is entered into for the term of FIVE years, commencing on 1 OCTOBER 1993 OR AS MUCH EARLIER AS THE BUILDING IS DELIVERED BY THE LESSOR TO THE LESSEE, and ends on 30 SEPTEMBER 1998.

3.2 During the period referred to in 3.1 of this Lease, the parties may not terminate this Lease in the interim by giving notice. Notice in accordance with paragraph 3.4 of this Lease will be required to terminate this Lease at the end of this period.

3.3 If the period referred to in paragraph 3.1 of this Lease expires without notice having been given in accordance with paragraph 3.2, this Lease will continue for a contiguous period of FIVE years, therefore until 30 SEPTEMBER 2003. This Lease will, however, end at that time only if notice has been given in accordance with paragraph 3.4 of this Lease. If such notice is not given, this Lease will continue further for a following contiguous period of FIVE years and so on, barring, however, notice in accordance with paragraph 3.4 of this Lease at the end of the following period.

3.4 Notice of termination of this Lease may only be sent by bailiff's notification or by post recorded and signed for, with due observance of a notice period of at least TWELVE months prior to the expiry of the current period.

3.5 This Article will not affect the provisions under Article 7 of the General Conditions certified by the parties and attached to this Lease as an integral part thereof.

ARTICLE 4 - PAYMENT OBLIGATION, PAYMENT PERIOD

4.1  The Lessee's payment obligation consists of:

     -    the rent,

     - the payment referred to under Article 7 of this Lease for additional supplies and services,

     - the turnover tax legally due on the rent and this payment or an equivalent amount as referred to under Article 5 of this Lease.

4.2 The annual rent is NLG 123,435, in words: ONE HUNDRED TWENTY-THREE THOUSAND FOUR HUNDRED THIRTY-FIVE guilders. The rent will be increased annually on 1 OCTOBER, for the first time on 1 OCTOBER 1994, and so on, in accordance with Article 4 of the General Conditions certified by the parties and attached to this Lease as an integral part thereof.

4.3 The payment for additional supplies and services will be determined in accordance with Article 11 of the General Conditions certified by the parties and attached to this Lease as an integral part thereof, and a system of advance payments with subsequent settlement will apply to this payment, as referred to there.

4.4 The rent and the advance on the payment for additional supplies and services and the turnover tax or equivalent amount will be due in advance, always by or on the first day of the period to which the payment relates.

4.5  The following amounts are due per payment period of 3 months:

     -    the rent                                         NLG   30,858.75

     -    the advance on the payment for heat
          or the supply of hot water and additional
          supplies and services                            NLG    5,143.13
                                                           ---   ---------
          so that the Lessee will have to pay a total of   NLG   36,001.88
                                                           ---   ---------

          in words: THIRTY-SIX THOUSAND AND ONE GUILDERS AND EIGHTY-EIGHT CENTS, plus the legally due turnover tax or equivalent amount as referred to in Article 5 of this Lease.

ARTICLE 5 - TURNOVER TAX

5.1 The statutory turnover tax must be paid on all sums referred to in this Lease with the General Conditions forming an integral part thereof. The Lessee will owe turnover tax on the rent and the payment for additional supplies and services. The turnover tax will be charged by the Lessor and must be paid simultaneously with the rent and the payment for additional supplies and services, or the advance thereon.

5.2 The Lessee hereby grants the Lessor irrevocable authorisation, also on the Lessee's behalf, to submit a request as referred to in Section 11, under b., 5o of the Turnover Tax Act 1968 (Wet op de Omzetbelasting 1968) (request opting for taxed rent). If asked to do so, he must co-sign this request within 14 days after he has received it from the Lessor and return it to the Lessor.

5.3 If the request is not submitted within the period stipulated by law, or it is not granted, over and above the rent and the payment for additional supplies and services or the advance thereon, the Lessee will owe an amount which is equivalent to the amount of turnover tax that would have been due if the request had been granted. The same holds if the request is granted as of a later date than was requested, although only during the period ending on the commencement date of taxed rent.

5.4 If the Lessee demonstrates that it is the Lessor's fault that the request was not submitted on time or not granted, the amount equivalent to turnover tax referred to in paragraph 5.3 of this Lease will not be due.

5.5 In case the Lessee sells the Leased Space or the building or complex to which the leased part belongs, and the new owner also opts for taxed rent, the Lessee will also be bound by the provisions of this Article.

ARTICLE 6 - BANK GUARANTEE

6.1 The terms of Article 8 of the General Conditions, certified by the parties and attached to this Lease as an integral part thereof, will apply to the security to be provided by the Lessee.

6.2 The amount referred to under paragraph 8.1 of the General Conditions, certified by the parties and attached to this Lease as an integral part thereof, is hereby set by the parties at NLG 36,001.88, in words:
     THIRTY-SIX THOUSAND ONE GUILDERS AND EIGHTY-EIGHT CENTS, plus the legally due turnover tax, being NLG 42,302.20, in words: FORTY-TWO THOUSAND THREE HUNDRED TWO GUILDERS AND TWENTY CENTS, including the legally due turnover tax.

ARTICLE 7 - SUPPLIES AND SERVICES

The parties agree that the following additional supplies and services will be provided by or on behalf of the Lessor:

- service subscription, electricity consumption, fuel consumption, water consumption, measurement of consumption, operation, repairing failures, tests, etc., for:

-    lifts

-    air conditioning system

-    central heating system

-    pressure water system

-    low-voltage system

-    emergency power system

-    fire alarm system

-    bell system

-    door opener

-    fire extinguishers

- common lighting, including the costs of fluorescent lighting fittings and bulbs;

-    glass insurance of all windows

- washing of glass and walls on the outside of the building, common areas, service areas and communal spaces, both inside and outside

- costs of maintaining the garden and parking spaces on the building's own grounds

-    cleaning costs of common areas

ARTICLE 8 - SPECIAL STIPULATIONS

8.1 The Leased Space will be delivered including floor covering, partitions with a surface area not exceeding 60 per cent of the leased floor area, therefore 380 m(2) and modular ceilings with light fittings.

8.2 The Lessee's parent company will provide a parent-company guarantee as a guarantee for payment of the rent.

Drawn up and signed in triplicate in:
(postcodes) 4153 AG BEESD and 3900 AH VEENENDAAL

The Lessor:                             The Lessee:
KROEZEN VASTGOED EXPLOITATIE B.V.       ACT SIGMEX B.V.


-------------------------------------   ----------------------------------------
(signature)                             (signature)

S.E. KROEZEN                            J.G.M. VELTMAN

on 14 April 1993                        on 8 April 1993

                   GENERAL CONDITIONS FOR LEASING OFFICE SPACE

ARTICLE 1 - THE LEASED SPACE

1.1 The Leased Space also includes the systems and facilities present, in so far as they are property of the Lessor and are described in the certified description attached to this Lease as an integral part thereof.

1.2 The Leased Space will be delivered and accepted in the condition indicated in the certified description attached to this Lease as an integral part thereof, or failing this, in the condition it is in at the time of delivery. The Lessee may, if it so desires, after consulting with the Lessor, make changes to or install facilities in or on the Leased Space at its own expense.

ARTICLE 2 - PURPOSE AND USE

USE

2.1 For the entire term of this Lease, the Lessee must use the Leased Space actually, properly and itself, exclusively in accordance with the purpose indicated in this Lease and with due observance of existing restricted rights and of requirements set or yet to be set by the government or public utilities. It must provide and continue to provide for sufficient furnishings and fixtures and fittings.

2.2 The Lessee must conduct itself in accordance with the provisions of the law and local bye-laws, as well as in accordance with the customs regarding leasing and letting, regulations of the government and utility companies and, if and to the extent applicable, of the "bureau voor Sprinklerbescherming" (Sprinkler Protection Agency) and insurers, as well as the oral and written instructions given by or on behalf of the Lessor in the interest of a proper use of the Leased Space and of the interior and exterior areas, systems and facilities of the building or complex of which the Leased Space is a part, particularly those relating to maintenance, appearance, noise level, order, fire safety, parking behaviour and the proper functioning of the building or complex of which the Leased Space is a part. The Lessee must always see to it as soon as possible that any necessary work is done and measures taken.

2.3 The Lessee must not cause any hindrance or nuisance to other users of the building or complex of which the Leased Space is a part, and must see to it that third parties present on its premises with its approval and its or their visitors do not do so either. The Lessor is not required to compel compliance with this. It will, however, be authorised to do so. Hindrance and nuisance also include interference with radio and television reception and with the operation of other electrical equipment.


Lessee's initials:
                   ------------------


Lessor's initials:
                   ------------------


                                                                              II

PERMITS

2.4 The Lessee itself must ensure compliance with requirements, including having permits, approvals, exemptions and so forth, in its possession in connection with the conduct of its business or profession in the Leased Space, including those pursuant to the Nuisance Act (Hinderwet) and the environmental laws. Non-compliance or failure to comply any longer with those requirements will never give the Lessee any cause to dissolve or nullify this lease, nor to take any other action against the Lessor.

2.5 If changes to, on or in, or facilities in or on the Leased Space are needed in connection with paragraph 2.4 of these General Conditions, whether or not required under government regulations, without prejudice to the provisions in paragraphs 2.12, 2.13, 2.14, 2.15, 2.16 and 2.17 of these General Conditions, the Lessee will be liable during performance of the work for compliance with the requirements set or to be set by the government, as well as for obtaining the necessary permits, and the costs of the changes or facilities will payable by the Lessee.

ASSOCIATIONS

2.6 If an association or other collective of lessees or users of the building or complex of which the Leased Space is a part, which is recognised by the Lessor - for example an association of users of industrial units on an industrial estate - exists or is formed, the Lessee will be obliged to join it immediately and to maintain its membership thereof for the entire term of his Lease, and, at first request, to settle the amounts due from it in relation to this association or collective.

2.7 For the period that the Lessee is not a member, it will owe the Lessor the same amounts as those which it would owe to that association or collective if it were a member. The Lessor must pay these amounts to the association or collective immediately. The Lessee is not allowed to cooperate in the making of bye-laws, decisions and suchlike of an association or other collective of lessees or users which are in conflict with this Lease.

ADVERTISING

2.8 The Lessor will have the right, after consulting with the Lessee, for its own benefit as well as for the benefit of the Lessee or third parties, to have at its disposal the roofs, external walls, gardens and grounds of the Leased Space and the building or complex of which the Leased Space is a part for (light) advertisement, signs and otherwise. In exercising this right, the Lessor will take account of the, in its opinion, justified interests of the Lessee. The Lessee must tolerate the work and facilities for that work, and will never have any right of action against the Lessor in this regard.


                                                                             III

APARTMENT RIGHTS

2.9 If the building or complex of which the Leased Space is a part is or will be divided into apartment rights, the Lessee will be obliged to observe the rules ensuing from the deed of division, articles of association and regulations regarding use. The same holds if the building or complex is or will become the property of a cooperative.

2.10 The Lessor, in as far as it is able to do so, must not cooperate in the drafting of regulations which are in conflict with this Lease.

2.11 The Lessor must ensure that the Lessee has possession of the regulations regarding use referred to in paragraph 2.9 of these General Conditions.

PROHIBITIONS AND RULES OF PROCEDURE

2.12 The Lessee is not permitted:

     A. to have environmentally hazardous items of property and/or goods in, on or in the immediate vicinity of the Leased Space, including malodorous, inflammable or explosive items, unless they are part of the normal stock in trade;

     B. to place a higher load on the floors of the Leased Space and the building or complex of which the Leased Space is a part, than is structurally permissible or indicated in this Lease;

     C. to use the Leased Space in such a way that this use causes soil contamination or other environmental pollution, damage to the Leased Space or damage to the appearance of the Leased Space, also including the use of means of transport which can damage the floors;

     D. to make changes to or install facilities in or on the Leased Space which are in conflict with regulations of the government or utility companies, or with the conditions under which the owner of the Leased Space acquired the Leased Space or with other restricted rights, or which result in nuisance for other lessees or neighbourhood residents, or hinder their use.

2.13 Without prior written permission from the Lessor, the Lessee is not permitted:

     A. to make changes to or install facilities in or on the Leased Space, also including drilling holes, however small they may be, in the external walls;

     B. to introduce or have items and/or goods in, on or in the immediate vicinity of the Leased Space, including name signs, advertisements, boards, announcements, publications, structures, wooden structures, racks, packing materials, goods, machines,


                                                                              IV
          lighting, sun blinds, aerials with appurtenances, flagpoles and so forth, or to make windows opaque;

     C. to enter or allow others to enter the service and system areas, flat roofs, roofs, gutters and areas and places of the Leased Space or building or complex of which the Leased Space is a part which are not intended for common use;

     D.   to perform acts relating to the central systems;

     E. to park means of transport in places other than those designated for that purpose.

2.14 The Lessee must keep fire taps and fire hose reels, as well as escape routes in the Leased Space, free at all times, also those which serve as escape routes for other users of the building or complex of which the Leased Space is a part. In case of disasters, the Lessee must give any other users the opportunity to use the emergency routes designated for them, in so far as they are located in the Leased Space. Likewise, the Lessee will be entitled to use the escape routes designated for it, even to the extent they are not located in the Leased Space.

2.15 If a lift is part of the Leased Space, or the Leased Space is accessible by lift, the Lessee, its personnel and visitors will be able to use this life only at their own risk. All instructions, given and to be given by or on behalf of the Lessor, the lift installer or the government must be complied with precisely. The Lessor may - if and as long as this is necessary - put the lift system out of operation, without the Lessee being able to enforce a right to compensation or reduction of the rent.

2.16 If the Leased Space is part of a building or complex, the above-mentioned provisions will hold as well, in so far as they are applicable, for the areas of that building or complex which have not been leased.

2.17 The Lessor may attach conditions to its permission, and may withdraw its permission at all times, unless otherwise agreed.

ARTICLE 3 - SUBLETTING

3.1 Barring prior written permission from the Lessor, the Lessee will not be permitted to relinquish the Leased Space wholly or in part by renting or subletting it to or allowing it to be used by third parties, or to transfer its tenancy rights wholly or in part to third parties or transfer them to a partnership, company or legal entity, or to assign the tenancy rights, in so far as they belong to an undivided interest, in the event of division and distribution thereof.

3.2 Permission given by the Lessor will be once only and will not apply to other or following cases.


                                                                               V

3.3  The Lessor is entitled to attach conditions to its permission.

3.4 Irrespective of whether the Lessor has given permission, the Lessee, notwithstanding the liability of third parties, will be jointly and severally liable for compliance with the obligations under this Lease. The Lessee must ensure that a third party who acquires tenancy rights or rights of use also accepts the liability ensuing from this Lease for a lessee or user.

3.5 In case the Lessee acts in conflict with any provision of this Article, it will forfeit to the Lessor for each calendar day that the breach continues an immediately due and payable penalty, equal to twice the rent applicable to the Lessee at that time per day, without prejudice to the Lessor's right to claim performance or dissolution because of attributable failure, as well as damages.

ARTICLE 4 - RENT INCREASE

4.1 If it has been agreed in this that the rent will be increased periodically, this increase will be based on the annual price index for family consumption, series for employees' families with an income in 1985 below the wage limit for compulsory health insurance (1985 = 100), published by the Dutch Central Bureau of Statistics (CBS).

     The adjusted rent will be calculated according to the following formula:

     the adjusted rent is equal to the prevailing rent multiplied by the index number for the calendar year before the year in which the adjusted rent takes effect (A), divided by the index number for the calendar year before the commencement date of the prevailing rent (B), thus

                                            A
                         PREVAILING RENT X --- = NEW RENT
                                            B

4.2 The rent will not be adjusted if the adjustment would result in a lower rent than the last prevailing rent.

4.3 The adjusted rent will apply even if the Lessee has not been notified of the adjustment.

4.4 If the CBS discontinues the announcement of the aforementioned price index numbers, or changes the basis of their calculation, the most similar possible index number will be used.

     In the event of a difference of opinion on this, the party taking the initiative may request a decision by the director of the CBS which will be binding on the parties. Each of the parties will bear half of any costs involved in this.


                                                                              VI

ARTICLE 5 - END OF THE LEASE OR USE

5.1 At the end of this Lease, as well as upon termination of use, the Lessee must leave the Leased Space in its original condition, to the Lessor's satisfaction - this is the condition determined in the description drawn up and certified at the start, as referred to in paragraph 1.2 of these General Conditions, and, failing this, in the state it was in at the time of delivery - and deliver it to the Lessor in good condition, completely vacated, free of use and rights of use and properly cleaned, and hand over all keys to the Lessor. The Lessee must remove all items fitted by it in, to or on the Leased Space, or taken over by it from the previous lessee or user, at its own expense and risk, unless the parties agree otherwise in this regard. The Lessor will not owe any compensation for items not removed.

5.2 If the Lessee terminates use on time or prematurely without handing over the keys to the Lessor, the Lessor will be entitled to deem the Lease as terminated, gain access to the Leased Space at the Lessee's expense and take possession of it, without this giving the Lessee any right to compensation or otherwise.

5.3 All items and/or goods which the Lessee has apparently relinquished by leaving them behind in the Leased Space upon actually leaving the Leased Space may be removed by the Lessor at its discretion, without any liability on its part, at the Lessee's expense, unless the Lessor knows that the next lessee has taken over the items. In such a case, the Lessor will act with the Lessee's approval, and the parties will not consider this in conflict with Section 138 of the Dutch Criminal Code (Wetboek van Strafrecht).

5.4 The parties must inspect the Leased Space jointly in good time before the end of this Lease, record their findings in an inspection report and agree in writing in what way any repairs that proved necessary during the inspection and overdue maintenance, in so far as they are for the Lessee's account, will be carried out at the Lessee's expense and risk.

5.5 If the Lessee does not cooperate within a reasonable time with the inspection and recording, the inspection carried out by the Lessee and its recording of its findings will count as binding between the parties.

5.6 The Lessee must have carried out the repairs and maintenance mentioned in the inspection report which are at its expense and risk in good time before the end of this Lease, to the Lessor's satisfaction.

5.7 If the written agreement referred to in paragraph 5.4 of these General Conditions is not concluded within a reasonable time, as well as if the Lessee does not perform its obligations


                                                                             VII
     under that agreement or does not perform them sufficiently within a reasonable period set by the Lessor, after default, the Lessor will be entitled to have the work in question performed at the expense and risk of the Lessee.

5.8 Over the time involved in carrying out the repairs and overdue maintenance referred to in paragraphs 5.6 and 5.7 of these General Conditions, counting from the date of the end of this Lease, the Lessee will owe the Lessor an amount calculated according to the last prevailing rent and payment for additional supplies and services, without prejudice to the Lessor's claim for compensation of the further losses and costs.

5.9 The provisions of paragraphs 5.4 to 5.8 of these General Conditions will apply equally in case the inspection does not take place until after the Lessee has vacated the Leased Space.

ARTICLE 6 - DAMAGE AND/OR LOSS

6.1 The Lessee must take the necessary measures immediately to prevent and limit damage to the Leased Space - and to the extent it is able to do so, to the building or complex of which the Leased Space is a part and to adjacent buildings - such as damage due to short circuits, fire, leaks, storm, frost, influx and emission of gasses or liquids, including measures to prevent damage due to any weather conditions. The Lessee must also inform the Lessor immediately if such damage or an event as referred to in paragraph 6.3 occurs or threatens to occur.

6.2 The Lessee will be liable to the Lessor for any damage done and losses occurring to the Leased Space, unless the Lessee proves that it, the persons it has admitted to the Leased Space, its personnel and the persons for whom it is responsible are not to blame for this.

6.3 The Lessor will not be liable for injury caused to the person or damage done to the property of the Lessee or of third parties - and the Lessee indemnifies the Lessor for claims to this effect - through the occurrence and consequences of visible and hidden defects in the Leased Space or the building or complex of which the Leased Space is a part, or caused by the occurrence and consequences of weather conditions, inability to access the Leased Space, discontinuation of the supply of gas, water, electricity, heat, ventilation or air conditioning, failures of the systems and equipment, influx and emission of gasses or liquids, fire, explosion and other events, disruption of quiet enjoyment under the Lease and disruption of or shortcomings in the supplies and services, all this except in case of damage due to gross negligence or serious omissions of the Lessor in relation to the condition of the Leased Space or the building or complex of which the Leased Space is a part.


                                                                            VIII

6.4 The Lessor will never be liable for trading loss of the Lessee or for losses due to the activities of other lessees or to impediments to the use of the Leased Space which third parties cause.

ARTICLE 7 - INTERIM TERMINATION, DEFAULT

7.1  If the Lessee:

     - does not pay the rent and make the payment for additional supplies and services at the stipulated times,

     - discontinues its profession or business in the Leased Space wholly or largely,

     -    does not comply with any other provision of this Lease,

     - does not observe any condition attached to permission granted by the Lessor,

     -    loses the free disposal over its assets or part thereof,

     - if it is not a natural person, loses its legal personality, is dissolved or is actually liquidated,

     -    applies for suspension of payment or insolvency,

     -    is declared to be in a state of insolvency,

     -    offers a settlement outside insolvency or

     -    if the Lessee's property is attached,

     the Lessor will be entitled to cancel this Lease immediately in the interim or, if allowed by law, to declare this Lease terminated with immediate effect, without any notice of default being required.

7.2 The Lessee will be in default through the mere passage of a stipulated period, or through the mere occurrence of a circumstance as referred to above.

7.3 The Lessee must compensate the Lessor for all losses, costs and interest resulting from a circumstance referred to in paragraph 7.1 of these General Conditions and resulting from interim termination of this Lease, also in the event of insolvency and suspension of payment. The losses will, in any case, include the rent, payment for additional supplies and services, including energy costs, turnover tax (BTW, Dutch VAT) and other amounts due according to this Lease, until the original contractual end date of this Lease, the costs of reletting and all costs of judicial as well as extrajudicial measures taken by the Lessor, including those of legal assistance in connection with a circumstance as referred to in paragraph
     7.1 of these General Conditions.

7.4 The provisions of paragraphs 7.1 to 7.3 of these General Conditions do not exclude the Lessor's entitlement to exercise its other rights, including its right to claim performance with compensation, or dissolution with vacation and compensation pursuant to the provisions of the


                                                                              IX

     (new) Dutch Civil Code (Burgerlijk Wetboek), Book 6, Section 265 ff. or
     Section 39 of the Bankruptcy Act (Faillissementswet).

7.5 The Lessor will be entitled by operation of law and without judicial intervention to do (or have done) that which the Lessee has failed to do, as it sees fit and at the expense and risk of the Lessee.

ARTICLE 8 - BANK GUARANTEE

8.1 As a guarantee for proper compliance with its obligations under this Lease, upon signing this Lease, the Lessee must hand over a bank guarantee issued by a Dutch banking institution to the Lessor's satisfaction in the amount stipulated in this Lease, which relates to the Lessee's payment obligation to the Lessor, plus the prevailing turnover tax (VAT). This bank guarantee must also apply to the extensions of this Lease, including changes thereto, remain valid until three months after termination of this Lease and also apply to the legal successors of the Lessor.

8.2 The Lessee will not be able to claim setoff of any amount against the bank guarantee.

8.3 If a claim is made under the bank guarantee, the Lessee must provide for a new bank guarantee in the original amount at the Lessor's first request.

8.4  After an upwards adjustment of the rent and/or the prevailing turnover tax
     (VAT), at the Lessor's first request, the Lessee must immediately have a new bank guarantee issued in an amount adjusted to the new payment obligation, plus the prevailing turnover tax (VAT).

8.5 Prior to the start of each new lease period on the basis of an extension of the Lease, at the Lessor's first request, the Lessee must provide for a new bank guarantee in an amount adjusted to the new payment obligation, plus the prevailing turnover tax (VAT).

8.6 If the Lessee fails to comply with the obligations referred to in this Article, for each breach, it will forfeit to the Lessor an immediately due and payable penalty of NLG 500 (in words: five hundred guilders) per calendar day that it is in default after such default has been pointed out to the Lessee by registered letter.


                                                                               X

ARTICLE 9 - MAINTENANCE

9.1 Unless work is concerned that must be considered as minor and day-to day repairs within the meaning of the law, (new) Dutch Civil Code, Book 7A,
     Section 1619, or work on items which have not been fitted by or on behalf of the Lessor, the Lessor will be responsible for:

     A. maintenance, repair and renewal of structural parts of the Leased Space, such as foundations, columns, beams, structural floors, roofs, flat roofs, bearing walls, outer walls (except for windows);

     B. maintenance, repair and renewal of stairways, steps, wiring, plumbing, drains, gutters, exterior window frames and suchlike, without prejudice to the provisions of paragraph 9.2, subparagraph f., of these General Conditions;

     C. repair and renewal of systems, such as the elevator, central heating and pressure water system - in and in so far as present in the Leased Space;

     D.   outside painting.

9.2 The Lessee will be responsible for all other maintenance, repair and renewal, such as:

     A. interior maintenance, not being maintenance as referred to in paragraph 9.1 of these General Conditions, as well as exterior maintenance, if and in so far as work is concerned that must be considered as minor and day-to-day repairs within the meaning of the law, (new) Dutch Civil Code, Book 7A, Section 1619, all this without prejudice to the further provisions in this context;

     B. the costs of the service subscription for systems serving the Leased Space or the building or complex of which the Leased Space is a part, such as an elevator, pressure water or central heating system - if and in so far as applicable and present in the Leased Space - or at least in so far as those costs are due for:

          - carrying out periodic preventive maintenance, including inspection activities and keeping moving parts in working order (corrective maintenance);

          - replacing parts which are subject to fast wear and tear and have to be replaced during almost every service;

          -    remedying failures outside normal office hours;

          -    making minor repairs;

          - everything that can be considered minor and day-to-day maintenance within the meaning of the law, (new) Dutch Civil Code, Book 7A, Section 1619;

     C. replacement of similar bulbs, broken (plate) glass windows, glass doors and glass walls by similar items;

     D. maintenance of boundary partitions, gardens and yards - if and in so far as applicable and belonging to the Leased Space;

     E. maintenance, repair and renewal in similar versions of hinges and locks, taps, switches, sockets, bell systems, lighting (including fittings), sun blinds, floor covering,


                                                                              XI
          upholstery, windows, interior painting, sinks, sanitary facilities, mirrors, toilet cisterns - if and in so far as applicable and present in the Leased Space;

     F. cleaning of the Leased Space, both interior and exterior, also including cleaning windows, frames and external walls, cleaning gutters and sweeping chimneys at least once a year, as well as unblocking pits, sewers and drains;

     G. maintenance, repair and renewal of items not fitted by or on behalf of the Lessor;

     H. maintenance, repair and renewal, which are necessary because of acts or omissions of the Lessee itself, its personnel, of those for whom it is responsible and those whom it has admitted to the Leased Space.

9.3 If, after a warning, the Lessee fails to carry out maintenance, repair or renewal at its own expense - or if, in the Lessor's opinion, this has been carried out injudiciously or poorly - after default, the Lessor will be entitled to carry this out (or have this carried out) at the Lessee's expense and risk. If work for which the Lessee is responsible cannot be postponed, the Lessor will be entitled to perform this work (or have it performed) immediately at the Lessee's expense and risk.

9.4 If the Lessor considers it necessary to carry out maintenance, repair, renewal or other work (or have it carried out) on the Leased Space or the building or complex of which the Leased Space is a part, or on adjacent premises, or if this work is necessary in connection with requirements or measures of the government or utility companies, the Lessee must allow the persons who are needed to perform that work and take those measures to enter the Leased Space and tolerate such work and measures and the accompanying inconvenience, without being able to claim any compensation or reduction of the payment obligation or dissolution of this Lease, even if all this lasts longer than forty days. If possible, the Lessor will consult with the Lessee about the time of performance of the work.

ARTICLE 10 - ACCESS OF THE LESSOR

10.1 The Lessor and all persons to be indicated by it will be entitled to enter the Leased Space at all times - except in emergencies - after prior notification, on working days between 8.00 a.m. and 5.30 p.m. to inspect the condition of the Leased Space, for the work and measures referred to in paragraphs 1.2, 2.8 and Article 9 of these General Conditions and for valuations.

10.2 In the event of the intended sale or auctioning of the Leased Space, and for six months before the end of this Lease, the Lessee, without any compensation, for at least two working days a week, after prior notification by the Lessor or its authorised representative, must allow the opportunity to visit the Leased Space and tolerate the customary "To Let" or "For Sale" boards or notices in, on or affixed to the Leased Space.


                                                                             XII

ARTICLE 11 - COSTS OF ENERGY AND SO FORTH

11.1 Over and above the rent, the Lessee must also bear the costs of the consumption of water and energy for the Leased Space, including the costs of entering into a contract for supply and the meter rent, as well as any other costs and penalties charged by the utility companies. The Lessee itself must conclude the contract for supply with the bodies concerned, unless the Leased Space does not have any separate connections. In that case, the costs for the consumption of water and energy for the Leased Space will be charged to the Lessee by the Lessor.

11.2 If additional supplies and services have been agreed, the Lessor will determine the payment due from the Lessee on the basis of the costs involved in the supplies and services and related administrative work. If the Leased Space is part of a building or complex, and the supplies and services also relate to other parts belonging thereto, the Lessor will determine the share of the costs of those supplies and services which, in its reasonable opinion, is payable by the Lessee. In doing so, the Lessor will not have to take account of the circumstance that the Lessee does not use one or more of these supplies and services. If one or more parts of the building or complex of which the Leased Space is a part are not in use, the Lessor will ensure when determining the Lessee's share that it is not higher than it would be if the building or complex of which the Leased Space is a part were fully in use.

11.3 Each year, the Lessor will provide the Lessee with an itemised statement of the costs of the supplies and services, stating the method used to calculate them and, if applicable, the Lessee's share in those costs.

11.4 Any shortfall in the payments made by the Lessee, or excess received by the Lessor, which is evident from the statement for the relevant period, taking account of advance payments, will be paid or repaid within a month after the statement has been provided. Challenging of the correctness of the statement will not result in suspension of this obligation.

11.5 After consulting with the Lessee, the Lessor will have the right to limit or increase the supplies and services by type and scope. In connection with this or not, it may adjust the advance payment due from the Lessee for supplies and services to the costs expected by it.

11.6 In case the supply of heat or hot water is included in the supplies and services, the Lessor will have the right to adjust the method of determining the consumption and related Lessee's share in the costs of consumption after consulting with the Lessee. If consumption is determined on the basis of consumption meters, and a dispute arises over the Lessee's share in the costs of supply because these meters do not function correctly or at all, the statement of the presumed share by a firm consulted by the Lessee which specialises in the measurement and


                                                                            XIII
     determination of purchased heat will be binding. This also applies in the event of damage, destruction or fraud in relation to the meters, without prejudice to all other rights the Lessor has in that case vis-a-vis the Lessee, such as the right to repair or renewal of the meters and compensation of losses incurred.

ARTICLE 12 - COSTS

In all cases in which the Lessor has a warning, notice of default or writ issued to the Lessee, or in case of legal actions against the Lessee to force it to comply with this Lease or to vacate the Leased Space, the Lessee must reimburse the Lessor for all costs made for this, both in and out of court - except for the court costs to be paid by the Lessor pursuant to a final court decision. The costs made will be set by the parties in advance at an amount that is not less than the customary rate charged by court bailiffs.

ARTICLE 13 - PAYMENTS

13.1 The payment of the rent and everything due under this Lease must be made by the due date at the latest in legal Dutch currency - without any discount, deduction or setoff against a claim which the Lessee has or alleges to have against the Lessor, at the offices of the Lessor or by deposit or transfer to a bank or postal giro account to be indicated by the Lessor at a later date. The Lessor will be at liberty to make changes to the place or manner of payment after notifying the Lessee of this in writing. The Lessor is entitled to determine the outstanding debt under this Lease from which the payment it received from the Lessee will be deducted.

13.2 If an amount due from the Lessee on the basis of this Lease is not paid promptly by the due date, the Lessee will forfeit to the Lessor, by operation of law, for each case in which it is in default of this, from the due date, an immediately due and payable penalty of 2% per month of the amount due, with a minimum of NLG 250 (in words: two hundred fifty guilders) per calendar month, whereby each month which has started will count as a full month.

ARTICLE 14 - TAXES, CHARGES, LEVIES, PREMIUMS AND SO FORTH

14.1 Even if the Lessor is assessed for this, the following will be payable by the Lessee:

     A. the property tax for the actual use of the Leased Space and - if and in so far as applicable and present - the actual shared use of service areas, common areas and so-called communal spaces;

     B. other existing or future taxes, municipal taxes on encroachment on or above public land, charges, levies and charges relating to the Leased Space and the Lessee's property;


                                                                             XIV

     C. environmental levies, including the surface water pollution levy and the contribution to the waste water purification costs and amounts on the basis of environmental protection in any other levy.

14.2 If in connection with the nature or conduct of the Lessee's profession or business, a higher than normal premium for the Leased Space or the building or complex of which the Leased Space is a part is charged to the Lessor or other lessees of the building or complex of which the Leased Space is a part for fire insurance for the building or equipment, the Lessee must compensate the Lessor or those other lessees for the amount over and above the normal premium. The Lessor and other lessees will be free to choose the insurance company or companies, to determine the insured value and to assess the reasonableness of the premium due.

14.3 The Lessee must take out satisfactory insurance against trading loss and third-party liability for its profession or business and maintain it by regular payment of the premium. If desired, the Lessee must show the Lessor the premium receipt.

ARTICLE 15 - SEVERALTY

15.1 If different (natural or legal) persons have bound themselves as Lessee, they will always be severally liable to the Lessor, each for the whole, for all obligations under this Lease, and they will not have the right to rely on the provisions of the (new) Dutch Civil Code, Book 6, Section 9 subsection 2.

15.2 The obligations under this Lease are indivisible, also with respect to heirs and assignees of the Lessee.

ARTICLE 16 - LATE AVAILABILITY

If the Leased Space is not available on the agreed commencement date of the Lease, because the Leased Space was not ready on time, the former user did not vacate it in good time or the Lessor has not yet obtained the government permits which it is to provide, the Lessee will not owe any rent until the date on which it becomes available, and its other obligations and the agreed periods will be deferred accordingly. If possible, the Lessor must inform the Lessee of the threatening delay at least a month in advance.

The Lessor will not be liable for any losses whatsoever which the Lessee incurs or could incur if the delivery of the Leased Space cannot take place on the agreed date.


                                                                              XV

The Lessee may not claim dissolution, unless the late delivery was caused by a deliberate act or omission by the Lessor and results in such a delay that the Lessee cannot reasonably be required to continue this Lease (unchanged).

ARTICLE 17 - ADDRESS FOR SERVICE

The Lessee elects the Leased Space as its address for service for everything relating to this Lease.

Drawn up and signed in triplicate
place: (postcode 4153 AG) BEESD         place: (postcode 3900 AH) VEENENDAAL

The Lessor:                             The Lessee:
KROEZEN VASTGOED EXPLOITATIE B.V.       ACT SIGMEX B.V.
(signature)                             (signature)


-------------------------------------   ----------------------------------------
S.E. KROEZEN                            J.G.M. VELTMAN

on 14 April 1993                        on 8 April 1993


                                                                             XVI